Exhibit 8.2

Noble Corporation

Dorfstrasse 19a

6340 Baar

Zurich, July 8, 2013

Noble Corporation – Legal Opinion by Swiss Counsel

Ladies and Gentlemen:

We are acting as Swiss counsel to Noble Corporation, a Swiss corporation (“Noble-Switzerland”), in connection with the merger of Noble-Switzerland with and into Noble Corporation Limited (“Noble-UK”, and collectively with Noble-Switzerland, the “Companies”), a company registered in England and Wales (the “Merger”), with Noble-UK being the surviving corporation, pursuant to the Merger Agreement dated as of June 30, 2013, between Noble-Switzerland and Noble-UK (the “Merger Agreement”). This opinion is being furnished to you in connection with the effectiveness of the Registration Statement (as defined below) and relates to certain specific tax matters under Swiss law. All capitalized terms that are not defined herein have the meanings given to them in the Merger Agreement.

1.	As to questions of fact material to the opinions expressed herein, we have, without independent investigation, relied upon the indications contained in the Documents (as defined below), and have assumed that, except as expressly opined upon herein, all representations and warranties and other statements, indications or limitations made or to be made or given by parties therein with respect to matters of fact are true and accurate.

2.	We have not investigated the laws of any country other than the laws of Switzerland and this opinion is given only with respect to the laws of Switzerland in effect as of the date of this opinion, and no opinion is expressed with respect to any matter which may arise under the laws of any jurisdiction other than Switzerland. This opinion relates only to and should be construed in accordance with Swiss law as the same is in force at the date hereof.

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3.	We have made no searches or enquiries concerning, and examined no documents entered into by or affecting the Companies or any other person, or any corporate records of the aforesaid, save for those searches, enquiries, documents or corporate records expressly specified in this opinion as having been made or examined.

4.	For purposes of rendering the opinion expressed herein we have received originals, copies or drafts of the following documents (the “Documents”):

(a)	the Merger Agreement;

(b)	the registration statement on Form S-4, of which the proxy statement/prospectus forms a part, filed by Noble-UK with the Securities and Exchange Commission (the “SEC”) on July 8, 2013 (the “Registration Statement”); and

(c)	the ruling request submitted by us on behalf of Noble-Switzerland to the Swiss Federal Tax Authorities on June 27, 2013, describing the circumstances under which a withholding tax would be imposed on Noble-Switzerland and the Noble-Switzerland shareholders as a result of the Merger, which has been approved by the Swiss Federal Tax Authorities on June 27, 2013 (collectively, the “Ruling”).

5.	We have assumed with your consent, in considering the Documents and in rendering this opinion and without any further enquiry:

(a)	All the facts, information, covenants, statements, representations, warranties and agreements contained in the Documents are true and will continue to be true, correct and complete through the Effective Time, and thereafter, as applicable, in each case without regard to any qualification as to knowledge or belief. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

(b)	The legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents.

(c)	The Merger Agreement will be consummated in accordance with the terms of the Merger Agreement, and as described in the Registration Statement and the Ruling.

(d)	Section 6.2.9 Merger Agreement pursuant to which “there shall be no exit tax payable under Swiss law by Noble Swiss Shareholders as a result of the Merger” shall mean that and be understood as that no Swiss withholding tax shall have to be borne by the shareholders of Noble-Switzerland.

6.

Based upon the foregoing examination and assumptions and subject to the qualifications and exceptions set forth herein and in the discussion in the Registration Statement under “Material Tax Considerations—Swiss Tax Considerations”, and further subject to any matters not disclosed to us, it is our opinion so far as the laws of Switzerland are concerned, that, for Swiss federal tax purposes, the Merger (i) will not be taxable to Noble-

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Switzerland and (ii) will not be taxable to shareholders of Noble-Switzerland, unless on the applicable date Noble does not meet the Withholding Test as defined under the caption “Material Tax Considerations—Swiss Tax Considerations—Material Tax Consequences to Shareholders” in the Registration Statement.

7.	Except as set forth above, we express no other opinion. This opinion is being delivered prior to the consummation of the proposed transactions and therefore is prospective and dependent upon future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusions stated herein.

8.	This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

9.	We are furnishing this opinion solely in connection with the Registration Statement. We hereby consent to the filing of this opinion of counsel as Exhibit 8.2 to the Registration Statement to be filed by Noble-UK on the date hereof. We also consent to the use of our name in the Registration Statement under the headings “Summary—Conditions to Completion of the Merger” and “Approval of the Merger Agreement—Conditions to Completion of the Merger”. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

10.	This opinion is governed by and to be construed in accordance with Swiss law. The exclusive place of jurisdiction is Zurich, Switzerland.

Sincerely Yours

/s/ Pestalozzi Attorneys at Law Ltd.

Pestalozzi Attorneys at Law Ltd.